Exhibit 99.1

CEO Randy Garutti to Retire from Shake Shack in 2024

Board Has Initiated Search for Successor

NEW YORK, NY (Business Wire) — December 11, 2023 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that Randy Garutti, the Company’s Chief Executive Officer, has informed the Board that, after more than two decades in the company, he will retire in 2024 upon the selection of his successor. Mr. Garutti shared a letter to his team that is viewable here: A Message from our CEO, Randy Garutti (http://investor.shakeshack.com/press-releases/press-release-details/2023/A-Message-from-our-CEO-Randy-Garutti).

He will continue to lead the Company as its CEO and as an executive Board member through that time. The Company intends to retain Mr. Garutti as an advisor following his CEO service through the end of 2024 to ensure a proper transition.

The Board of Directors has launched an external search led by Korn Ferry to identify Mr. Garutti’s successor. The Board of Directors search committee will be led by Chairman Danny Meyer and independent Directors Chuck Chapman, Jeff Lawrence, Lori George, and Josh Silverman.

Randy Garutti, Chief Executive Officer, stated, "It has been my honor to lead the talented Shake Shack team from our humble beginnings as a hot dog cart in Madison Square Park in New York City to the public company we are today. Together, we have achieved more than anyone dreamed, delighting communities across 18 countries, 33 states and more than 500 Shacks, while targeting to surpass $1.0 billion in revenue this year. I am most proud of the growth opportunities we created for our team members at every level and our shared commitment to uplift and take care of each other, our guests, our communities, our suppliers, and our shareholders.”

Mr. Garutti continued, “I will continue to lead Shake Shack through the search for a new CEO. Our seasoned leadership team is exceptional and well positioned to deliver on our ambitious plans. I have never been more optimistic about Shake Shack's potential and am deeply committed to ensuring a seamless transition. The Shake Shack season of my life has been full of joy. The next season will focus on my incredible wife and three children who have been the greatest supporters of me and the Shack family. I love this company and will never stop rooting for the Company's success."

Danny Meyer, the Company’s Founder and Chairman of the Board of Directors, said, “I have had the privilege and pleasure of working with Randy since he first joined Union Square Hospitality Group 24 years ago as our youngest ever General Manager for Tabla and Union Square Cafe, and next as Director of Operations for all of USHG’s acclaimed fine dining restaurants. He developed a devoted and avid following among our team members as an exceptional leader who always led his businesses with enlightened hospitality. When we launched a hot dog cart out of Eleven Madison Park in 2001, and then three years later, turned it into Shake Shack - a kiosk in Madison Square Park - Randy asked for the ball. Shake Shack was an overnight hit, but it had not dawned on me that we might grow the business beyond its first park location until Randy urged that we do so with a second Shack, nearly five years later. Now, nearly 20 years and over 500 Shacks later, Randy has more than earned the richly-deserved opportunity to think about his next act.”

Mr. Meyer continued, “I don’t have adequate words to express the gratitude I feel for having Randy as my colleague and partner for all these years. He has built and led a globally-beloved brand whose rich culture has deep roots and he has paved the way for our next CEO to build on a rock-solid foundation. The Board and I are now excited to launch a search for his successor, and are heartened that Randy will be at the helm until his successor begins.”

Financial Outlook

The Company is reiterating its Fourth Quarter and Fiscal Year 2023 guidance provided in its Q3 2023 Shake Shack Shareholder Letter.

For the Fourth Quarter, ending December 27, 2023, the Company continues to expect:

•	Total revenue of $276.25 million to $281.75 million, including Licensing revenue of $10.25 million to $10.75 million,
•	Same-Shack sales to be up low-single digits year-over-year,
•	Shack-level operating profit margin of approximately 19.0%,
•	Approximately 14 domestic Company-operated openings,
•	Approximately 5 licensed openings.

For the Fiscal Year 2023, ending December 27, 2023, the Company continues to expect:

•	Total revenue of approximately $1.08 billion, growing about 20% year-over-year, including Licensing revenue of $40.5 million to $41.0 million,
•	Same-Shack sales to grow by mid-single digits year-over-year,
•	Shack-level operating profit margin of 19.7% to 20%, approximately 220 to 250 basis points improvement year-over-year,
•	General and administrative expenses to be $125 million to $128 million[1,2],
•	Equity-based compensation of approximately $16 million,
•	Depreciation and amortization expense of $88 million to $93 million,
•	Pre-opening costs of $17 million to $19 million,
•	Adjusted EBITDA[3] of $125 million to $130 million, representing approximately 70% to 80% growth year-over-year,
•	Adjusted pro forma tax rate of 16% to 18%,
•	Approximately 40 domestic Company-operated openings,
•	Approximately 40 licensed openings.

1.	G&A includes approximately $14 million of the approximately $16 million total Equity-based compensation.
2.	G&A guidance excludes $1.6 million of legal and professional fees from 1Q23, $1.7 million of professional fees from 2Q23, and $0.2 million of severance from 3Q23. Including these expenses, G&A guidance would be $128.5 million to $131.5 million.
3.	Adjusted EBITDA is a non-GAAP measure. A reconciliation to the most directly comparable financial measure presented in accordance with GAAP is set forth in the financial details section of the Q3 2023 Shake Shack Shareholder Letter. The Company is not able to reconcile guided non-GAAP estimates to the most directly comparable GAAP financial measure without unreasonable effort because it is unable to predict, forecast or determine the probable significance of various reconciling items with a reasonable degree of accuracy. Accordingly, the most directly comparable guided GAAP estimate is not provided.

Fiscal fourth quarter and fiscal year 2023 guidance is derived from preliminary, unaudited results, based on information currently available to the Company, including an assumption of a degree of pressure on the consumer spending landscape and ongoing inflationary headwinds and does not reflect any additional unknown development delays. While the Company believes these estimates are meaningful, they could differ from the actual results that the Company ultimately reports in its Annual Report on Form 10-K for the fiscal year ending December 27, 2023. One should not attribute undue certainty to these projections, and we undertake no obligation to revise or update any forward-looking information, except as required by law.

About Shake Shack

Shake Shack serves elevated versions of American classics using only the best ingredients. It’s known for its delicious made-to-order Angus beef burgers, crispy chicken, hand-spun milkshakes, house-made lemonades, beer, wine, and more. With its high-quality food at a great value, warm hospitality, and a commitment to crafting uplifting experiences, Shake Shack quickly became a cult-brand with widespread appeal. Shake Shack’s purpose is to Stand For Something Good®, from its premium ingredients and employee development, to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to over 500 locations system-wide, including over 325 in 33 U.S. States and the District of Columbia, and 180 international locations across London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | t: @shakeshack | facebook.com/shakeshack

Media:

Meg Davis, Shake Shack

mcastranova@shakeshack.com

Investor Relations:

Melissa Calandruccio, ICR

Michelle Michalski, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included herein are forward-looking statements, including, but not limited to, the guidance provided for the fourth quarter of 2023 and the full 2023 fiscal year.

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. Some of the factors which could cause results to differ materially from the Company's expectations include the continuing impact of the COVID-19 pandemic, including the potential impact of any COVID-19 variants, the Company's ability to develop and open new Shacks on a timely basis, increased costs or shortages or interruptions in the supply and delivery of our products, increased labor costs or shortages, inflationary pressures, the Company's management of its digital capabilities and expansion into new channels, including drive-thru and multiple format investments, the Company’s ability to maintain and grow sales at its existing Shacks, and risks relating to the restaurant industry generally. You should evaluate all forward-looking statements made herein in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2022 as filed with the Securities and Exchange Commission.

Definitions

The following definitions apply to these terms as used in this release:

"Shack sales" is defined as the aggregate sales of food, beverages, gift card breakage income and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.

"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For consecutive days that Shacks were temporarily closed, the comparative period was also adjusted.

"Shack-level operating profit margin," a non-GAAP measure, also referred to as restaurant margin, is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses as a percentage of Shack sales.

“EBITDA,” a non-GAAP measure, is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit), and Depreciation and amortization expense.

“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, Impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.

"Adjusted pro forma net income," a non-GAAP measure, represents Net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.